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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT


     We consent to the reference in Amendment No. 1 to the Registration Statement of Blue Rhino Corporation on Form S-1 (Registration No. 333-47669) of our audit of the financial statements of Blue Rhino Corporation as of July 31, 1994, and for the initial period beginning July 1, 1994 and ending July 31, 1994, and to our review of the financial statements of American Cylinder Exchange, Inc. (the "Predecessor Company") for the fiscal years ended June 30, 1993 and June 30, 1994, in the section "Selected Consolidated Financial Data" and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration statement.


/s/ The Daniel Professional Group, Inc.
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The Daniel Professional Group, Inc.


April 22, 1998
Winston-Salem, North Carolina